Exhibit 26
                    Calloway's Nursery, Inc.
                 4200 Airport Freeway, Suite 200
                  Fort Worth, Texas 76117-6200
                         (817) 222-1122

                        November 21, 2003

Dear Shareholder:

      Enclosed with this letter is the Company's Odd-Lot Purchase Offer dated November 20, 2003 (the "Odd-Lot Purchase Offer"). Upon the terms and subject to the conditions set forth in the Odd-Lot Purchase Offer, Calloway's Nursery, Inc. is offering to purchase all shares of its common stock from holders of record of fewer than 100 shares of the Company's common stock for $0.90 per
share.   As described in the Odd-Lot Purchase Offer, the  purpose
of   the   offer  is  to  reduce  the  number  of  the  Company's
shareholders of record so that it may terminate the registration of its common stock under the Securities Exchange Act of 1934. Following the termination of the common stock's registration, the
Board  of  Directors  estimates  that  the  Company  could   save
approximately $500,000 annually by eliminating the substantial costs associated with being a public company, including the preparation and filing of periodic reports with the Securities and Exchange Commission. We are providing all shareholders the Odd-Lot Purchase Offer for their information; however, only those holders of record of fewer than 100 shares of the Company's
common  stock will be eligible to participate in the  offer.   We
have provided those shareholders a letter of transmittal that may be used to tender their shares to the Company.

      Holders who wish to accept the Company's offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal and all other required documentation to the Company.

     If you have any questions regarding the terms of the Odd-Lot
Purchase Offer, please direct your questions to John Cosby or Dan
Reynolds at 817-222-1122.

                                   Very truly yours,



                                   James C. Estill
                                   President